                                                                     EXHIBIT 11


                              AMSCAN HOLDINGS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIO DATA)

                                                                                           FOUR MONTHS  EIGHT MONTHS
                                                            YEARS ENDED DECEMBER 31,           ENDED        ENDED        YEAR ENDED
                                                   ---------------------------------------------------------------------------------
                                                                                            APRIL 30,   DECEMBER 31,    DECEMBER 31,
                                                     2000      2001      2002      2003       2004          2004            2005
                                                   --------  --------  --------  --------   --------    ------------    ------------
Earnings:
Income (loss) before taxes and minority interests  $ 13,539  $ 18,793  $ 27,234  $ 27,327   $ (1,395)     $ 14,380       $ 17,221
Add:  fixed charges                                  29,847    28,355    26,205    31,031      9,800        21,674         36,230
Deduct: interest capitalized                           (223)     (981)
                                                   --------  --------  --------  --------   --------      --------       --------

Earnings, as adjusted                              $ 43,163  $ 46,167  $ 53,439  $ 58,358   $  8,405      $ 36,054       $ 53,541
                                                   ========  ========  ========  ========   ========      ========       ========

Computation of fixed charges:
   Interest, expensed and capitalized              $ 26,834  $ 25,205  $ 21,970  $ 26,609   $  8,494      $ 19,137       $ 31,989
   Interest portion of rent expense                   3,013     3,150     4,235     4,422      1,306         2,537          4,241
                                                   --------  --------  --------  --------   --------      --------       --------
    Total fixed charges                            $ 29,847  $ 28,355  $ 26,205  $ 31,031   $  9,800      $ 21,674       $ 36,230
                                                   ========  ========  ========  ========   ========      ========       ========


Ratio of earnings to fixed charges                     1.4x      1.6x      2.0x      1.9x       0.9x          1.7x           1.5x